Exhibit 10.3

THIRD AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT

THIS THIRD AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT (this “Amendment”) is made as of May 6, 2016 (“Effective Date”) by and between MARSHALL PROPERTY LLC, a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”).
RECITALS
R-1    Pursuant to that certain Deed of Office Lease Agreement dated August 8, 2014, as amended by that certain First Amendment to Deed of Office Lease Agreement dated as of May 29, 2015 but not fully executed until June 8, 2015, and that certain Second Amendment to Deed of Office Lease Agreement dated as of October 19, 2015 (collectively, as amended, the “Lease”), Landlord is currently leasing to Tenant and Tenant is currently leasing from Landlord an “agreed upon” one hundred six thousand two hundred fifty-one (106,251) square feet of rentable area, comprised of (a) twelve thousand two hundred seventy-nine (12,279) rentable square feet on the first (1st) floor, and (b) twenty-three thousand four hundred ninety-three (23,493) rentable square feet on each of the eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors (collectively, the “Original Premises”) of the building located at 8281 Greensboro Drive, Tysons, Virginia 22102 (the “Building”), as more particularly described in the Lease. The Lease Term is scheduled to expire on June 30, 2026.
R-2    Landlord and Tenant desire to amend the Lease to add the entire fifth (5th) floor of the Building (the “Second Expansion Premises”) to the Original Premises, provide for Tenant’s short term leasing of a portion of the third floor and to otherwise amend the Lease, subject to and in accordance with the terms and conditions set forth in this Amendment.
R-3    Except as otherwise defined herein, all terms and phrases used in this Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.
COVENANTS
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Recitals. The foregoing Recitals are true and correct and are incorporated herein by reference.

2.Addition of Second Expansion Premises. Effective as of the Second Expansion Premises Commencement Date (as hereinafter defined), the Second Expansion Premises, which contains an “agreed upon” twenty-three thousand four hundred ninety-three (23,493) square feet of rentable area on the fifth (5th) floor of the Building as depicted on the diagram attached hereto as Attachment A, shall be added to the Original Premises. From and after the Second Expansion Premises Commencement Date, the rentable area of the Original Premises and the Second Expansion Premises (collectively, the “Premises”) shall consist of an “agreed upon” one hundred twenty-nine thousand seven hundred forty-four (129,744) square feet of rentable area on the first (1st), fifth (5th), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors of the Building. Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Second Expansion Premises, subject to and in accordance with the terms and conditions of this Amendment. On the Second Expansion Premises Commencement Date, the Second Expansion Premises shall become part of the Premises and, except as otherwise provided in this Amendment, be subject to all the then-current terms and conditions of the Lease for the remainder of the Lease Term.

3.Second Expansion Premises Commencement Date. The “Second Expansion Premises Commencement Date” shall be January 1, 2017. Landlord shall deliver the Second Expansion Premises to Tenant in “as-is” condition, broom clean and free of personal property. Landlord shall be responsible to ensure that the Base Building systems (as defined in the Lease) serving the Premises are in good working order as of the delivery date for the Second Expansion Premises. Landlord shall deliver the Second Expansion Premises to Tenant promptly after this Amendment is fully executed and delivered. All of the terms and conditions of the Lease, as amended hereby, shall apply with respect to the Second Expansion Premises from and after such delivery date, including, without limitation, the insurance and indemnity provisions, and the fact that the Second Expansion Premises Base Rent shall commence on the Second Expansion Premises Commencement Date.

4.Rent.
(a)    From and after the Second Expansion Premises Commencement Date, Tenant shall pay to Landlord, without setoff, deduction, or demand, in addition to annual Base Rent for the Original Premises as provided in the Lease, base rent for the Second Expansion Premises (“Second Expansion Premises Base Rent”) as provided below, subject to the abatement provided below. The annual Second Expansion Premises Base Rent shall be part of the Rent under the Lease, and shall be payable in equal monthly installments in accordance with the terms and conditions set forth in Section 5.01 of the Lease.

Time Period	Second Expansion Premises Base Rent Per Rentable Square Foot of Second Expansion Premises	Monthly Installment of Second Expansion Premises Base Rent	Annual Second Expansion Premises Base Rent
1/1/17-12/31-17	$32.50	$63,626.88	$763,522.50
1/1/18-12/31/18	$33.31	$65,212.65	$782,551.83
1/1/19-12/31/19	$34.14	$66,837.59	$802,051.02
1/1/20-12/31/20	$34.99	$68,501.67	$822,020.07
1/1/21-12/31/21	$35.86	$70,204.92	$842,458.98
1/1/22-12/31/22	$36.76	$71,966.89	$863,602.68
1/1/23-12/31/23	$37.68	$73,768.02	$885,216.24
1/1/24-12/31/24	$38.62	$75,608.31	$907,299.66
1/1/25-12/31/25	$39.59	$77,507.32	$930,087.87
1/1/26-6/30/26	$40.58	$79,445.50	n/a

(b)    Notwithstanding the foregoing, provided no Default then exists under the Lease, Landlord shall abate the monthly Second Expansion Premises Base Rent payable only as follows: (i) one hundred percent (100%) of the monthly Second Expansion Premises Base Rent payable shall be abated for the period commencing on January 1, 2017 and ending on September 30, 2017, and (ii) fifty percent (50%) of the monthly Second Expansion Premises Base Rent payable shall be abated for the period commencing on October 1, 2017 and ending on March 31, 2018.
(c)    In addition to the Second Expansion Premises Base Rent set forth above, Tenant shall continue to pay to Landlord any and all other amounts required to be paid pursuant to the terms of the Lease (including, but not limited to, Base Rent for the remainder of the Premises, and Tenant’s Pro Rata Share of increases in Expenses and Taxes). No abatement, allowance, or other concession whatsoever shall apply to the Second Expansion Premises or this Amendment except as expressly set forth in Paragraph 4(b) above and the Work Letter referred to in Paragraph 6 below.

5.    Expenses and Taxes. From and after the Second Expansion Premises Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of increases in Expenses and Taxes with respect to the Second Expansion Premises; provided, however, that with respect only to the Second Expansion Premises, the Base Year for Expenses and Taxes shall be calendar year 2017. As of the Second Expansion Premises Commencement Date, Tenant’s pro rata share of increases in Expenses and Taxes with respect only to the Second Expansion Premises is nine and eleven hundredths percent (9.11%) (based on a Total Rentable Area of the Building of two hundred fifty-seven thousand eight hundred twenty-four (257,824)), and Tenant’s Pro Rata Share with respect to the entire Premises is fifty and thirty-two hundredths percent (50.32%).

6.    Condition. Landlord shall have no obligation whatsoever to make any Alterations (as defined in Section 11.03 of the Lease) or improvements in or to any part of the Second Expansion Premises or the Original Premises. All improvements to the Second Expansion Premises shall be accomplished by Tenant in accordance with the Work Letter attached hereto as Attachment B.

7.    Parking. From and after the Second Expansion Premises Commencement Date, Tenant shall have the right to seventy-six (76) additional unreserved Parking Permits (based on the parking share for the Second Expansion Premises of three and one-quarter (3.25) spaces per one thousand (1,000) rentable square feet in the Second Expansion Premises) in the Garage adjacent to the Building, subject to and in accordance with Section 28 of the Lease, which amount shall be added to and become part of Tenant’s Parking Share. Tenant previously converted ten (10) of the Parking Permits from Tenant’s Parking Share to permits for reserved parking in the Garage (the “Reserved Garage Permits”). Notwithstanding anything to the contrary contained in the Lease, Tenant hereby elects to convert an additional ten (10) parking permits (from among Tenant’s allocation of Parking Permits for the Second Expansion Premises) for reserved parking spaces on the surface lot adjacent to the Building (the “Reserved Surface Spaces”). The location of the Reserved Surface Spaces in such surface lot shall be as shown on Attachment C, however, Landlord may relocate the Reserved Surface Spaces from time to time to other locations on the surface lot designated by Landlord, by providing at least thirty (30) days prior written notice to Tenant. Commencing on May 1, 2016 Tenant shall pay for such Reserved Surface Spaces at Landlord’s then-current market rate charge therefor (currently $75 per space per month), which rate is subject to increase from time to time. Landlord currently provides an attendant on the surface lot to address unauthorized parking, however Landlord shall not be responsible for monitoring the use of such Reserved Surface Spaces. The procedure for unauthorized use as provided in the Lease for reserved spaces shall apply to the spaces on the surface lot.
Landlord’s right to use the Garage is through a parking agreement with the adjacent property owner. Subject to such owner’s approval, Tenant may engage a parking consultant, at Tenant’s sole cost, to review potential solutions to assist with parking in the Garage. Neither Landlord nor such owner shall have any obligation to incorporate any changes that may be identified by Tenant’s parking consultant.
8.    Signage. Tenant has installed one exterior Top of Building Sign (as defined in the Lease) on the Building of approximately 150 square feet. Paragraph 9A (Exterior Building Signage) of Exhibit F to the Lease is hereby amended to provide that so long as Tenant (a) leases and occupies a minimum of 117,465 rentable square feet in the Building, and (b) is not in default of its covenants and obligations under the Lease after notice thereof and expiration of any applicable cure period, and (c) has not assigned this Lease, other than to an Affiliated Entity and/or Permitted Successor, then Tenant shall be entitled to install one additional Building Sign (that is not greater than 100 square feet) in accordance with the terms of this Section 9A of the Lease. Notwithstanding the foregoing, if Tenant has installed a second exterior Building sign pursuant to this Section, and Tenant thereafter subleases 12,279 rentable square feet or more other than to an Affiliated Entity and/or Permitted Successor (collectively, a “Third Party Sublease”), or if any of the other conditions set forth in clauses (a) through (c) above are not satisfied, then Tenant’s rights to such second exterior sign shall be void and without force or effect. Tenant’s rights under this Section are personal to the initial Tenant named herein and may not be exercised by any subtenant or assignee of such Tenant (other than an assignee that is an Affiliated Entity or a Permitted Successor). If Tenant has not installed the second Top of Building Sign by the second anniversary of the Second Expansion Premises Commencement Date, then Tenant’s rights with respect to such additional sign under this Paragraph shall lapse and expire.

9. Third Floor Spec Suite. Notwithstanding anything to the contrary contained in the Lease (including without limitation Paragraph 4 of Exhibit F of the Lease), for the period (the “Spec Suite Term”) commencing on May 9, 2016 (the “Spec Suite Commencement Date”) and expiring on May 8, 2017 (the “Spec Suite Expiration Date”), Tenant shall lease an “agreed upon” six thousand three hundred sixty-four (6,364) rentable square feet of space located on the third (3rd) floor of the Building and known as Suite 310 (the “Third Floor Spec Suite”), as depicted on the diagram attached hereto as Attachment D, subject to and in accordance with the terms and conditions set forth in this Paragraph and in the Lease. Not later than the Spec Suite Expiration Date Tenant shall surrender the Third Floor Spec Suite to Landlord in the same condition in which it was delivered to Tenant (without showing wear and tear), including, without limitation, all improvements and finishes (including carpeting, flooring, and wall covering) and the location and condition of all Furniture therein.

(a)Commencing on the Spec Suite Commencement Date and continuing throughout the Spec Suite Term, Tenant shall pay to Landlord, without setoff, deduction, abatement or demand, in addition to annual Base Rent for the Original Premises and the Second Expansion Premises Base Rent, base rent for the Third Floor Spec Suite (the “Spec Suite Base Rent”) in the amount of Thirty-Four and 00/100 Dollars ($34.00) per square foot of rentable area in the Third Floor Spec Suite. The Spec Suite Base Rent shall be part of the Rent under the Lease and shall be payable in equal monthly installments of Eighteen Thousand Thirty-One and 33/100 Dollars ($18,031.33) each in accordance with the terms and conditions for the payment of Rent set forth in Section 5.01 of the Lease. No abatement shall apply with respect to the Spec Suite Base Rent.

(b)Tenant shall accept the Third Floor Spec Suite in its “as is” condition, broom clean. Landlord shall be responsible to ensure that the Base Building systems (as defined in the Lease, e.g., mechanical, electrical, and plumbing systems) serving the Premises are in good working order as of the delivery date of the Third Floor Spec Suite. Landlord shall make the Third Floor Spec Suite available to Tenant upon the full execution and delivery of this Amendment for Tenant to begin preparing same for its occupancy. Landlord shall have no obligation (and Tenant shall have no right) whatsoever to make any Alterations (as defined in Section 11.03 of the Lease) or improvements in or to any part of the Third Floor Spec Suite. Notwithstanding the foregoing, Tenant shall have the right to remove the partitions in the area designated on Exhibit F as the Partition Removal Area; however not later than the last day of the Spec Suite Term, Tenant shall, at its sole cost, restore such area to exactly the same condition as existing on the date hereof, including the finishes and details set forth on Exhibit D-2 and as shown in the photo attached as page two of Exhibit D-2. No improvements or other allowance whatsoever shall be applicable to the Third Floor Spec Suite.

(c)During the Spec Suite Term, at no additional cost to Tenant, Landlord shall lease to Tenant for use in the Third Floor Spec Suite in connection with the conduct of Tenant's business therein, all of the furniture, fixtures and equipment listed on Attachment E attached hereto (the “Furniture”) in its “as is” condition as of the Spec Suite Commencement Date. Tenant, at Tenant's sole cost and expense, shall throughout the Spec Suite Term maintain the Furniture in clean, sanitary and good operating condition, shall take good care thereof and shall make all required repairs thereto, all in a manner commensurate with the standards, style, image and operation of the Building as a first class office building and in accordance with industry guidelines and manufacturers’ recommendations. The Furniture shall remain the property of Landlord and shall not be subject to the lien of any lender or creditor of Tenant. Tenant shall not at any time sell, transfer or remove any of the Furniture from the Third Floor Spec Suite. Upon the expiration or earlier termination of the Spec Suite Term, the Furniture shall remain at the Third Floor Spec Suite and be surrendered by Tenant in the same condition than which the Furniture was delivered to Tenant. Periodically throughout the Spec Suite Term, Landlord shall have the right to conduct an inventory of the Furniture and inspect the Furniture to ensure that Tenant is complying with its obligations under this Amendment. Tenant shall obtain and maintain all risk property insurance insuring the Furniture.

(d)In addition to and notwithstanding the provisions of Section 7 above, from and after the Spec Suite Commencement Date continuing through the expiration of the Spec Suite Term, Tenant shall have the right to twenty-one (21) additional unreserved Parking Permits (based on the parking share for the Third Floor Spec Suite of three and one-quarter (3.25) spaces per one thousand (1,000) rentable square feet in the Third Floor Spec Suite) in the Garage adjacent to the Building, subject to and in accordance with Section 28 of the Lease, which amount shall be added to and become part of Tenant’s Parking Share during the Spec Suite Term.

(e)Provided that (i) there does not exist a Monetary Default or a material non-monetary Default by Tenant under the Lease, and (ii) Tenant has not assigned the Lease, other than to an Affiliated Entity or a Permitted Successor, both as of the time of option exercise and as of the commencement of the hereinafter described Spec Suite Extension Term, Tenant shall have the option (“Spec Suite Extension Option”) to extend the Spec Suite Term for one (1) additional three (3) year period (“Spec Suite Extension Term”), the additional term commencing as of the expiration of the initial Spec Suite Term. Tenant may exercise its Spec Suite Extension Option by giving Landlord written notice (“Spec Suite Extension Option Notice”) not later than January 13, 2017. Upon the timely giving of such Spec Suite Extension Option Notice, the Spec Suite Term shall be deemed extended upon all of the terms and conditions of the Lease (as amended hereby). If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Spec Suite Term, time being of the essence for this Paragraph.

(1)Commencing on the first day of the Spec Suite Extension Term (the “Spec Suite Extension Commencement Date”), the Spec Suite Base Rent shall be Thirty-Four and 93/100 Dollars ($34.93) per square foot of rentable area in the Third Floor Spec Suite. On each anniversary of the Spec Suite Extension Commencement Date, the Spec Suite Base Rent shall increase by an amount equal to two and three-quarters percent (2.75%) of the Spec Suite Base Rent then in effect.

(2)From and after the Spec Suite Extension Commencement Date, Tenant shall pay Tenant’s pro rata share of increases in Expenses and Taxes with respect to the Third Floor Spec Suite; provided, however, that with respect only to the Third Floor Spec Suite, the Base Year for Expenses and Taxes shall be calendar year 2017.

(3)If Tenant timely exercises the right to extend the Lease with respect to the Third Floor Spec Suite for the Spec Suite Extension Term, then all the then current terms and conditions of the Lease shall apply, except that the Spec Suite Base Rent shall be as specified above, and Tenant shall have no further right to renew or extend the Spec Suite Term.

10.    Brokerage. Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any broker, agent or finder other than Cushman & Wakefield (“Landlord’s Broker”) and Cushman & Wakefield (“Tenant’s Broker”) (collectively, the “Broker”) in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker, agent or finder other than the Broker for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature. Landlord acknowledges that Landlord shall pay any commission or fee due to Landlord’s Broker pursuant to a separate agreement and pursuant to such agreement Landlord’s Broker shall pay a commission to Tenant’s Broker. Landlord shall have no obligation whatsoever to pay any fee or commission except to Landlord’s Broker pursuant to the aforesaid separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Broker, including without limitation all reasonable attorneys’ fees and costs incurred by Landlord in connection with any breach by Tenant of the representations set forth in this Section and/or enforcing this indemnity. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord, including without limitation all reasonable attorneys' fees and costs incurred by Tenant in connection with any breach by Landlord of the representations set forth in this Section and/or enforcing this indemnity, or any claim made by Tenant's Broker, but with respect to claims by Tenant’s Broker, only to the extent Landlord fails to pay Landlord’s Broker pursuant to the aforesaid separate agreement.

11.    Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof. Tenant hereby acknowledges that Landlord is not in default under the Lease as of the date hereof, and that it is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute an event of default by Landlord under the Lease. Tenant has no claims, defenses or set-offs of any kind to the payment or performance of Tenant's obligations under the Lease. Nothing contained herein shall be deemed to waive any sums due from Tenant to Landlord, or any default or event which, with the passage of time or delivery of notice, or both, would constitute a default by Tenant under the Lease as of the date hereof.

12.    Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is a duly organized, authorized and existing corporation and is in good standing under the laws of the Commonwealth of Virginia, that Tenant has full right and authority to enter into this Amendment, and that the person signing on behalf of Tenant is authorized to do so on behalf of Tenant. Landlord and each of the persons executing this Amendment on behalf of Landlord hereby covenants and warrants that Landlord is a duly organized, authorized and existing limited liability company and is in good standing under the laws of the Commonwealth of Virginia, that Landlord has full right and authority to enter into this Amendment, and that the person signing on behalf of Landlord is authorized to do so on behalf of Landlord.

13.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment. Faxed or electronically reproduced signatures shall have the same binding effect as original signatures, and a faxed or an electronically forwarded in pdf or similar format Amendment containing the signatures (original, electronically reproduced or faxed) of the parties shall be binding.

14.    Binding Effect. This Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the date first above written.

LANDLORD:
MARSHALL PROPERTY LLC, a Delaware limited liability cvompany
By: /s/ Jeffery L. Kovach
Name: Jeffery L. Kovach
Title: Managing Director
Date: May 9, 2016
TENANT:
ALARM.COM INCORPORATED, a Delaware corporation
By: /s/ Daniel Ramos
Name: Daniel Ramos
Title: SVP
Date: May 6, 2016